Exhibit 21

FinishMaster, Inc. Subsidiaries

1. Refinishers Warehouse, Inc., a Michigan corporation and a wholly-owned subsidiary of the registrant.

2.       Thompson  PBE,  Inc.   ("Thompson"),   a  Delaware  corporation  and  a
         wholly-owned subsidiary of the registrant.

3. Except as otherwise indicated, each of the following subsidiaries is a wholly-owned subsidiary of Thompson:

                  Grand Distributing Corp., a California corporation
                  Thompson Lacquer Co., a California corporation
                  Arnold Paint Company , a Florida corporation
                  Santa Clara Color, Inc., a California corporation
                  McNeil & Sons Auto Paint, Inc., a Massachusetts corporation Auto Body Supply Corporation, a Massachusetts corporation Automotive Paint & Supply, Inc., a Virginia corporation